SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT




                       PURSUANT TO SECTION 13 or 15(d) of
                       THE SECURITIES EXCHANGE ACT OF 1934



                                 Date of Report:
                        (Date of earliest event reported)

                                October 16, 1996



                                 Summit Bancorp.
             (Exact name of registrant as specified in its charter)



                 NEW JERSEY          1-6451              22-1903313
          (State or other juris-  (Commission          (IRS Employer
        diction of incorporation    File No.)        Identification No.)
             or organization)


                       301 Carnegie Center, P.O. Box 2066,
                        Princeton, New Jersey 08543-2066
                    (Address of principal executive offices)



        Registrant's telephone number, including area code (609) 987-3200


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Item 5.  Other Information.

     On September 30, 1996 President Clinton signed into law an omnibus spending bill which included provisions for the recapitalization of the Savings Association Insurance Fund ("SAIF") through a one-time special assessment of approximately 65.7 basis points on SAIF deposits held by institutions as of March 31, 1995. Certain qualifying commercial banks holding SAIF deposits are assessed at a reduced rate of 80% of the special assessment rate. The assessment is due by the end of November, 1996.

     As a result of the foregoing special assessment, Summit Bancorp. (the "Registrant") recorded a charge to earnings for the quarter ended September 30, 1996 of $11.1 million ($6.7 million or $.07 per common share, after tax).

     On May 22, 1996, the Registrant entered into an Agreement and Plan of Merger with Central Jersey Financial Corporation ("Central Jersey"), a savings and loan holding company. The merger is expected to close in the fourth quarter of 1996, subject to regulatory and Central Jersey Shareholder's approvals and the market price of Registrant's common stock. As of March 31, 1995, Central Jersey held SAIF deposits of approximately $359 million. Accordingly, based upon Central Jersey's SAIF deposit base as of March 31, 1995 and assuming an assessment rate of 65.7 basis points, it is estimated that Central Jersey will incur a charge to earnings of approximately $2.4 million ($1.5 million or $.54 per common share, after tax) for the quarter ended September 30, 1996.



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

                                    SIGNATURE




         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.



Date: October 22, 1996               SUMMIT BANCORP.



                                     By:   /s/ Dennis A. Williams
                                           Dennis A. Williams
                                           Senior Vice President




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